                          WILLOW PARK ON LAKE ADELAIDE
                             375 PALM SPRINGS DRIVE
                           ALTAMONTE SPRINGS, FLORIDA

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF MAY 28, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                    JULY 9, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al. ("Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:    WILLOW PARK ON LAKE ADELAIDE
       375 PALM SPRINGS DRIVE
       ALTAMONTE SPRINGS, SEMINOLE COUNTY, FLORIDA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 185 units with a total of 153,995 square feet of rentable area. The improvements were built in 1972. The improvements are situated on 9.7 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 96% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 28, 2003 is:

                                     ($6,800,000)

                                 Respectfully submitted,
                                 AMERICAN APPRAISAL ASSOCIATES, INC.

                                 -s- Alice MacQueen
July 9, 2003                     Alice MacQueen
#053272                          Vice President, Real Estate Group
                                 Florida Certified General Real Estate Appraiser
                                   #RZ0002202

Assisted By:
Michael L. Kersten

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary............................................................    4
Introduction.................................................................    9
Area Analysis................................................................   11
Market Analysis..............................................................   14
Site Analysis................................................................   16
Improvement Analysis.........................................................   16
Highest and Best Use.........................................................   17

                                    VALUATION

Valuation Procedure..........................................................   18
Sales Comparison Approach....................................................   20
Income Capitalization Approach...............................................   26
Reconciliation and Conclusion................................................   37

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                    Willow Park on Lake Adelaide
LOCATION:                         375 Palm Springs Drive
                                  Altamonte Springs, Florida

INTENDED USE OF ASSIGNMENT:       Court Settlement
PURPOSE OF APPRAISAL:             "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:               Fee simple estate

DATE OF VALUE:                    May 28, 2003
DATE OF REPORT:                   July 9, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:

SITE:
     Size:                        9.7 acres, or 422,532 square feet
     Assessor Parcel No.:         12-21-29-5BD-0000-0020
     Floodplain:                  Community Panel No. 12117C0140E (April 17,
                                  1995)
                                  Flood Zone X, Shaded X, & AE, an area inside
                                  the floodplain.
     Zoning:                      R-3 (Multiple-Family Residential District)

BUILDING:
     No. of Units:                185 Units
     Total NRA:                   153,995 Square Feet
     Average Unit Size:           832 Square Feet
     Apartment Density:           19.1 units per acre
     Year Built:                  1972

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                       Market Rent
                    Square        --------------------     Monthly         Annual
Unit Type            Feet         Per Unit      Per SF      Income         Income
-----------------------------------------------------------------------------------
Studio                478           $500        $1.05      $ 12,500      $  150,000
1Br/1Ba               708           $570        $0.81      $ 33,060      $  396,720
2Br/1Ba               900           $650        $0.72      $ 33,800      $  405,600
2Br/2Ba             1,035           $700        $0.68      $ 23,100      $  277,200
3Br/2Ba             1,178           $800        $0.68      $ 13,600      $  163,200
                                                Total      $116,060      $1,392,720

OCCUPANCY:                        96%
ECONOMIC LIFE:                    45 Years
EFFECTIVE AGE:                    20 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

REMAINING ECONOMIC LIFE:          25 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                              SUBJECT PHOTOGRAPHS

           [PICTURE]                                    [PICTURE]

INTERIOR - COMMUNITY CENTER & OFFICE    EXTERIOR - VIEW FROM PALM SPRINGS DRIVE

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:
     As Vacant:                   Hold for future multi-family development
     As Improved:                 Continuation as its current use

METHOD OF VALUATION:              In this instance, the Sales Comparison and
                                  Income Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

       DIRECT CAPITALIZATION                         Amount                 $/Unit
       ---------------------                         ------                 ------
Potential Rental Income                              $1,392,720             $7,528
Effective Gross Income                               $1,344,919             $7,270
Operating Expenses                                   $665,721               $3,598             49.5% of EGI
Net Operating Income:                                $642,198               $3,471

Capitalization Rate                                  9.50%
DIRECT CAPITALIZATION VALUE                          $6,700,000  *          $36,216 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                       10 years
2002 Economic Vacancy                                12%
Stabilized Vacancy & Collection Loss:                12%
Lease-up / Stabilization Period                      N/A
Terminal Capitalization Rate                         10.50%
Discount Rate                                        12.00%
Selling Costs                                        2.00%
Growth Rates:
       Income                                        3.00%
       Expenses:                                     3.00%
DISCOUNTED CASH FLOW VALUE                           $6,800,000  *          $36,757 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE               $6,800,000             $36,757 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
       Range of Sales $/Unit (Unadjusted)            $34,797 to $62,500
       Range of Sales $/Unit (Adjusted)              $36,219 to $37,500
VALUE INDICATION - PRICE PER UNIT                    $6,800,000  *          $36,757 / UNIT

EGIM ANALYSIS
       Range of EGIMs from Improved Sales            5.27 to 7.05
       Selected EGIM for Subject                     5.30
       Subject's Projected EGI                       $1,344,919
EGIM ANALYSIS CONCLUSION                             $7,000,000  *          $37,838 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                     $6,600,000  *          $35,676 / UNIT

RECONCILED SALES COMPARISON VALUE                    $6,800,000             $36,757 / UNIT

----------------------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
     Price Per Unit                                  $6,800,000
     NOI Per Unit                                    $6,600,000
     EGIM Multiplier                                 $7,000,000
INDICATED VALUE BY SALES COMPARISON                  $6,800,000        $36,757 / UNIT

INCOME APPROACH:
     Direct Capitalization Method:                   $6,700,000
     Discounted Cash Flow Method:                    $6,800,000
INDICATED VALUE BY THE INCOME APPROACH               $6,800,000        $36,757 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                 $6,800,000        $36,757 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 375 Palm Springs Drive, Altamonte Springs, Seminole County, Florida. Altamonte Springs identifies it as
12-21-29-5BD-0000-0020.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Michael L. Kersten on May 28, 2003. Alice MacQueen has not made a personal inspection of the subject property. Michael L. Kersten assisted Alice MacQueen with the research, valuation analysis and writing the report. Alice MacQueen reviewed the report and concurs with the value. Alice MacQueen and Michael L. Kersten have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 28, 2003. The date of the report is July 9, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

       MARKETING PERIOD:          6 to 12 months
       EXPOSURE PERIOD:           6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in NPI 5. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Altamonte Springs, Florida. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East   - Longwood Avenue
West   - Interstate Highway 4
South  - Altamonte Drive
North  - North Street

MAJOR EMPLOYERS

Major employers in the subject's area include Walt Disney Company (55,000), Florida Hospital (12,808), Universal Orlando (12,000), Orlando Regional Healthcare (12,000), Lockheed Martin (5,053), Central Florida Investments (5,000), University of Central Florida (4,808), Darden Restaurants (4,675), Sprint (4,295), and SeaWorld (4,000). The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

                            NEIGHBORHOOD DEMOGRAPHICS

                                                    AREA
                                --------------------------------------------
CATEGORY                        1-MI. RADIUS    3-MI. RADIUS    5-MI. RADIUS       MSA
------------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                  11,341          84,004         220,459      1,721,904
5-Year Population                   11,775          85,965         228,504      1,921,950
% Change CY-5Y                         3.8%            2.3%            3.6%          11.6%
Annual Change CY-5Y                    0.8%            0.5%            0.7%           2.3%

HOUSEHOLDS
Current Households                   5,768          35,825          89,965        655,258
5-Year Projected Households          6,117          37,515          94,951        731,362
% Change CY - 5Y                       6.1%            4.7%            5.5%          11.6%
Annual Change CY-5Y                    1.2%            0.9%            1.1%           2.3%

INCOME TRENDS
Median Household Income         $   40,814      $   44,753      $   47,741     $   40,114
Per Capita Income               $   26,743      $   25,642      $   25,969     $   21,799
Average Household Income        $   54,683      $   60,447      $   63,956     $   57,283

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                         AREA
                                    ----------------------------------------------
CATEGORY                            1-MI. RADIUS      3-MI. RADIUS    5-MI. RADIUS        MSA
-----------------------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting                42.37%            38.98%          33.81%          30.55%
5-Year Projected % Renting             41.50%            39.68%          33.94%          30.11%

% of Households Owning                 48.71%            52.89%          58.83%          60.90%
5-Year Projected % Owning              49.97%            52.48%          58.97%          61.87%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North  - Lake Adelaide
South  - Windmeadow Residential Condominiums
East   - Windmeadow Residential Condominiums
West   - Palm Springs Drive and Altmonte Mall

CONCLUSIONS

The subject is well located within the city of Altamonte Springs. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

                                 MARKET ANALYSIS

The subject property is located in the city of Altamonte Springs in Seminole County. The overall pace of development in the subject's market is more or less stable. New construction in the subject neighborhood has been limited to several smaller retail projects. None of the apartment complexes in the area appear to be newer than 15 years old. With the exception of several 4- to 8-unit condominium complexes, there appears to have been no recent multi family residential construction occurring in the subject neighborhood. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

    Period          Region       Submarket
------------------------------------------
     1Q03            9.3%          8.8%
     4Q02            8.9%          6.3%
     2002            7.6%          5.9%

     3Q02            N/A           5.7%
     2Q02            N/A           6.4%
     1Q02            N/A           7.3%
     4Q01            N/A           5.5%
     3Q01            N/A           4.3%
     2Q01            N/A           3.8%

Source: REIS

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has outperformed the overall market. As illustrated on the table, vacancy rates for region and submarket are increasing.

Market rents in the subject's market have been following a stable trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

 Period              Region         % Change         Submarket       % Change
-----------------------------------------------------------------------------
  2Q01                N/A                -             $678              -
  3Q01                N/A              N/A             $680            0.3%
  4Q01                N/A              N/A             $656           -3.5%
  1Q02                N/A              N/A             $657            0.2%
  2Q02                N/A              N/A             $646           -1.7%
  3Q02                N/A              N/A             $641           -0.8%
  4Q02                N/A              N/A             $639           -0.3%
  1Q03                N/A              N/A             $646            1.1%

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

The following table illustrates a summary of the subject's competitive set.

                             COMPETITIVE PROPERTIES

  No.            Property Name                Units    Ocpy.   Year Built         Proximity to subject
-----------------------------------------------------------------------------------------------------------------
  R-1        LakePointe Apartments             502      88%      1986        I block south of the subject
  R-2        Altamonte Bay Club                224      93%      1987        Across Orange Drive from the subject
  R-3        Tiffany Oaks                      288      96%      1985        0.5 mile west of the subject
  R-4        Lakeside North                    360      89%      1987        0.5 mile north of the subject
  R-5        Village Green                     164      99%      1970        0.5 mile southwest of the subject
Subject      Willow Park on Lake Adelaide      185      96%      1972

Many complexes are offering concessions on one-bedroom apartment units. There appears to be a dearth of three-bedroom units in the market area.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

                              PROPERTY DESCRIPTION

SITE ANALYSIS

  Site Area                       9.7 acres, or 422,532 square feet
  Shape                           Rectangular
  Topography                      Level
  Utilities                       All necessary utilities are available to the
                                  site.
  Soil Conditions                 Stable
  Easements Affecting Site        None other than typical utility easements
  Overall Site Appeal             Good
  Flood Zone:
     Community Panel              12117C0140E, dated April 17, 1995
     Flood Zone                   Zone X, Shaded X, & AE
  Zoning                          R-3, the subject improvements represent a
                                  legal conforming use of the site.

REAL ESTATE TAXES

                                        ASSESSED VALUE - 2003
                                --------------------------------------    TAX RATE /        PROPERTY
    PARCEL NUMBER               LAND        BUILDING          TOTAL        MILL RATE         TAXES
----------------------------------------------------------------------------------------------------
12-21-29-5BD-0000-0020           NA        $4,973,110       $4,973,110      0.01962         $97,570

IMPROVEMENT ANALYSIS

  Year Built                  1972
  Number of Units             185
  Net Rentable Area           153,995 Square Feet
  Construction:
     Foundation               Reinforced concrete slab
     Frame                    Reinforced concrete block
     Exterior Walls           Stucco wall
     Roof                     Composition shingle over a wood truss
                              structure
  Project Amenities           Amenities at the subject include swimming
                              pool, basketball court, tennis court,gym room,
                              car wash, barbeque equipment, laundry room,
                              clubhouse, playground, dock/pier, and parking
                              area.
  Unit Amenities              Individual unit amenities include a balcony, cable
                              TV a connection, and washer dryer connection.
                              Appliances available in each unit include a refrigerator, stove,

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

                           dishwasher, water heater, garbage disposal, and oven.

Unit Mix:

                                                Unit Area
Unit Type             Number of Units           (Sq. Ft.)
---------------------------------------------------------
Studio                      25                      478
1Br/1Ba                     58                      708
2Br/1Ba                     52                      900
2Br/2Ba                     33                    1,035
3Br/2Ba                     17                    1,178

  Overall Condition               Average
  Effective Age                   20 years
  Economic Life                   45 years
  Remaining Economic Life         25 years
  Deferred Maintenance            None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1972 and consist of a 185-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.      SALES COMPARISON APPROACH PAGE 21
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                                COMPARABLE                  COMPARABLE
           DESCRIPTION                   SUBJECT                                  I - 1                        I - 2
---------------------------------------------------------------------------------------------------------------------------------
  Property Name                          Willow Park on Lake Adelaide   Courtyard at Winter Park    La Aloma Apartments
LOCATION:
  Address                                375 Palm Springs Drive         1695 Lee Road               3040 Aloma Avenue
  City, State                            Altamonte Springs, Florida     Winter Park, Florida        Winter Park, Florida
  County                                 Seminole                       Orange                      Orange
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)                 153,995                        143,360                     176,800
  Year Built                             1972                           1966                        1967
  Number of Units                        185                            160                         164
  Unit Mix:                               Type                   Total    Type               Total    Type               Total
                                         Studio                    25   1Br/1Ba                40   1Br/1Ba                N/A
                                         1Br/1Ba                   58   2Br/2Ba                80   2Br/2Ba                N/A
                                         2Br/1Ba                   52   3Br/2Ba                40   3Br/2Ba                N/A
                                         2Br/2Ba                   33
                                         3Br/2Ba                   17

  Average Unit Size (SF)                 832                            896                         1,078
  Land Area (Acre)                       9.7000                         9.5528                      9.1000
  Density (Units/Acre)                   19.1                           16.7                        18.0
  Parking Ratio (Spaces/Unit)            1.82                           1.33                        1.77
  Parking Type (Gr., Cov., etc.)         Garage, Open Covered           Open                        Open
CONDITION:                               Good                           Average                     Average
APPEAL:                                  Average                        Average                     Fair
AMENITIES:
  Pool/Spa                               Yes/No                         Yes/No                      Yes/No
  Gym Room                               Yes                            Yes                         Yes
  Laundry Room                           Yes                            Yes                         No
  Secured Parking                        No                             No                          No
  Sport Courts                           No                             No                          Yes
  Washer/Dryer Connection                Yes                            No                          No
  Other
  Other
OCCUPANCY:                               96%                            90%                         85%
TRANSACTION DATA:
  Sale Date                                                             May, 2001                   September, 2002
  Sale Price ($)                                                        $6,100,000                  $6,750,000
  Grantor                                                               Miles-Courtyard-WP, LLC     Veard-Winter Park, Ltd.

  Grantee                                                               PRG/Winter Park, LP         Florida Investment Properties,
                                                                                                    LLC

  Sale Documentation                                                    Book 6258, Page 4812        Book 6629, Page 8177
  Verification                                                          Comps, Inc.                 Comps, Inc.
  Telephone Number

ESTIMATED PRO-FORMA:                                                      Total $  $/Unit    $/SF     Total $   $/Unit    $/SF
  Potential Gross Income                                                $1,286,400 $8,040   $8.97   $1,385,280  $8,447    $7.84
  Vacancy/Credit Loss                                                   $  128,640 $  804   $0.90   $  207,792  $1,267    $1.18
  Effective Gross Income                                                $1,157,760 $7,236   $8.08   $1,177,488  $7,180    $6.66
  Operating Expenses                                                    $  500,000 $3,125   $3.49   $  533,600  $3,254    $3.02
  Net Operating Income                                                  $  657,760 $4,111   $4.59   $  643,888  $3,926    $3.64
NOTES:                                                                  This project is now         Since, the sale, occ-
                                                                        known as Legacy of          upancy has risen to 96%.
                                                                        Winter Park.

  PRICE PER UNIT                                                                   $38,125                      $41,159
  PRICE PER SQUARE FOOT                                                            $ 42.55                      $ 38.18
  EXPENSE RATIO                                                                       43.2%                        45.3%
  EGIM                                                                                5.27                         5.73
  OVERALL CAP RATE                                                                   10.78%                        9.54%
  Cap Rate based on Pro Forma or Actual
    Income?                                                                         ACTUAL                       ACTUAL

                                                 COMPARABLE                    COMPARABLE                     COMPARABLE
       DESCRIPTION                                 I - 3                          I - 4                          I - 5
-----------------------------------------------------------------------------------------------------------------------------------
  Property Name                          Sedgefield Apartments         Kingston Village               The Ashley of Spring Valley
LOCATION:
  Address                                110 Sedgefield Circle         940 Douglas Avenue             693 South Wymore Road
  City, State                            Winter Park, Florida          Altamonte Springs, FL          Altamonte Springs, FL
  County                                 Seminole                      Seminole                       Seminole
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)                 93,800                        129,468                        280,000
  Year Built                             1973                          1982                           1974
  Number of Units                        111                           120                            260
  Unit Mix:                                Type               Total       Type               Total      Type                 Total
                                         Efficiency             21     1Br/1Ba                 36     1Br/1Ba                 N/A
                                         1 Bedroom              10     2Br/2Ba                 72     2Br/2Ba                 N/A
                                         2 Bedroom              75     2Br/2Ba Twn             12     3Br/2Ba                 N/A
                                         3 Bedroom               5

  Average Unit Size (SF)                 845                           1,079                          1,077
  Land Area (Acre)                       8.7000                        15.0000                        15.8713
  Density (Units/Acre)                   12.8                          8.0                            16.4
  Parking Ratio (Spaces/Unit)            1.98                          2.00                           4.80
  Parking Type (Gr., Cov., etc.)         Open                          Garage, Open                   Open
CONDITION:                               Average                       Very Good                      Good
APPEAL:                                  Average                       Good                           Good
AMENITIES:
  Pool/Spa                               Yes/No                        Yes/Yes                        Yes/Yes
  Gym Room                               No                            Yes                            Yes
  Laundry Room                           Yes                           Yes                            No
  Secured Parking                        No                            Yes                            Yes
  Sport Courts                           No                            Yes                            Yes
  Washer/Dryer Connection                No                            Yes                            Yes
  Other
  Other
OCCUPANCY:                               90%                           90%                            92%
TRANSACTION DATA:
  Sale Date                              November, 2002                October, 2001                  August, 2001
  Sale Price ($)                         $3,862,500                    $7,500,000                     $11,180,000
  Grantor                                Sedgefield Associates, Ltd.   Archstone Communities

  Grantee                                S&L Enterprises, LLC          Kingston Village, LLC          Altamonte Ashley, LLC

  Sale Documentation                     Book 4611, Page 1975          Book 4198, Page 0924           Book 4160, Page 0027
  Verification                           Comps, Inc.                   Comps, Inc. & Seminole         Seminole County Prop.
  Telephone Number                                                     County Property Appr           Tax Appraiser's Off

ESTIMATED PRO-FORMA:                      Total $    $/Unit     $/SF     Total $   $/Unit     $/SF     Total $     $/Unit     $/SF
  Potential Gross Income                 $806,460    $7,265     $8.60  $1,181,520  $9,846     $9.13   $2,100,000   $8,077     $7.50
  Vacancy/Credit Loss                    $ 80,646    $  727     $0.86  $  118,152  $  985     $0.91   $  105,000   $  404     $0.38
  Effective Gross Income                 $725,814    $6,539     $7.74  $1,063,368  $8,861     $8.21   $1,995,000   $7,673     $7.13
  Operating Expenses                     $355,200    $3,200     $3.79  $  360,000  $3,000     $2.78   $  900,000   $3,462     $3.21
  Net Operating Income                   $370,614    $3,339     $3.95  $  703,368  $5,861     $5.43   $1,095,000   $4,212     $3.91
NOTES:                                   This projects comprises       None                           None
                                         12 one-story buildings.

  PRICE PER UNIT                                    $34,797                        $62,500                        $43,000
  PRICE PER SQUARE FOOT                             $ 41.18                        $ 57.93                        $ 39.93
  EXPENSE RATIO                                        48.9%                          33.9%                          45.1%
  EGIM                                                 5.32                           7.05                           5.60
  OVERALL CAP RATE                                     9.60%                          9.38%                          9.79%
  Cap Rate based on Pro Forma or Actual
    Income?                                           ACTUAL                        ACTUAL                      PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $34,797 to $62,500 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $36,219 to $37,500 per unit with a mean or average adjusted price of $36,770 per unit. The median adjusted price is $36,550 per unit. Based on the following analysis, we have concluded to a value of $37,000 per unit, which results in an "as is" value of $6,800,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

SALES ADJUSTMENT GRID

                                                                             COMPARABLE                   COMPARABLE
            DESCRIPTION                           SUBJECT                       I - 1                        I - 2
---------------------------------------------------------------------------------------------------------------------------
  Property Name                        Willow Park on Lake Adelaide  Courtyard at Winter Park     La Aloma Apartments
  Address                              375 Palm Springs Drive        1695 Lee Road                3040 Aloma Avenue
  City                                 Altamonte Springs, Florida    Winter Park, Florida         Winter Park, Florida
  Sale Date                                                          May, 2001                    September, 2002
  Sale Price ($)                                                     $6,100,000                   $6,750,000
  Net Rentable Area (SF)               153,995                       143,360                      176,800
  Number of Units                      185                           160                          164
  Price Per Unit                                                     $38,125                      $41,159
  Year Built                           1972                          1966                         1967
  Land Area (Acre)                     9.7000                        9.5528                       9.1000
VALUE ADJUSTMENTS                         DESCRIPTION                   DESCRIPTION         ADJ.     DESCRIPTION       ADJ.
  Property Rights Conveyed             Fee Simple Estate             Fee Simple Estate       0%   Fee Simple Estate     0%
  Financing                                                          Cash To Seller          0%   Cash To Seller        0%
  Conditions of Sale                                                 Arm's Length            0%   Arm's Length          0%
  Date of Sale (Time)                                                05-2001                 0%   09-2002               0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                            $38,125                      $41,159
  Location                                                           Comparable              0%   Comparable            0%
  Number of Units                      185                           160                     0%   164                   0%
  Quality / Appeal                     Good                          Superior               -5%   Superior             -5%
  Age / Condition                      1972                          1966 / Average          0%   1967 / Average        0%
  Occupancy at Sale                    96%                           90%                     0%   85%                   0%
  Amenities                            Good                          Comparable              0%   Comparable            0%
  Average Unit Size (SF)               832                           896                     0%   1,078                -5%
PHYSICAL ADJUSTMENT                                                                         -5%                       -10%
FINAL ADJUSTED VALUE ($/UNIT)                                                  $36,219                      $37,043

                                               COMPARABLE                    COMPARABLE                  COMPARABLE
            DESCRIPTION                           I - 3                         I - 4                       I - 5
----------------------------------------------------------------------------------------------------------------------------
  Property Name                        Sedgefield Apartments         Kingston Village            The Ashley of Spring Valley
  Address                              110 Sedgefield Circle         940 Douglas Avenue          693 South Wymore Road
  City                                 Winter Park, Florida          Altamonte Springs, FL       Altamonte Springs, FL
  Sale Date                            November, 2002                October, 2001               August, 2001
  Sale Price ($)                       $3,862,500                    $7,500,000                  $11,180,000
  Net Rentable Area (SF)               93,800                        129,468                     280,000
  Number of Units                      111                           120                         260
  Price Per Unit                       $34,797                       $62,500                     $43,000
  Year Built                           1973                          1982                        1974
  Land Area (Acre)                     8.7000                        15.0000                     15.8713
VALUE ADJUSTMENTS                         DESCRIPTION          ADJ.     DESCRIPTION        ADJ.     DESCRIPTION        ADJ.
  Property Rights Conveyed             Fee Simple Estate        0%   Fee Simple Estate      0%   Fee Simple Estate      0%
  Financing                            Cash To Seller           0%   Cash To Seller         0%   Cash To Seller         0%
  Conditions of Sale                   Arm's Length             0%   Arm's Length           0%   Arm's Length           0%
  Date of Sale (Time)                  11-2002                  0%   10-2001                0%   08-2001                0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)    $34,797                                 $62,500                     $43,000
  Location                             Comparable               0%   Comparable             0%   Comparable             0%
  Number of Units                      111                     -5%   120                   -5%   260                    5%
  Quality / Appeal                     Comparable               0%   Superior              -5%   Superior              -5%
  Age / Condition                      1973 / Average          10%   1982 / Very Good     -15%   1974 / Good            0%
  Occupancy at Sale                    90%                      0%   90%                    0%   92%                    0%
  Amenities                            Comparable               0%   Superior             -10%   Superior             -10%
  Average Unit Size (SF)               845                      0%   1,079                 -5%   1,077                 -5%
PHYSICAL ADJUSTMENT                                             5%                        -40%                        -15%
FINAL ADJUSTED VALUE ($/UNIT)                    $36,537                       $37,500                     $36,550

SUMMARY

VALUE RANGE (PER UNIT)                            $ 36,219  TO  $   37,500
MEAN (PER UNIT)                                   $ 36,770
MEDIAN (PER UNIT)                                 $ 36,550
VALUE CONCLUSION (PER UNIT)                       $ 37,000

VALUE OF IMPROVEMENT & MAIN SITE                                $6,845,000
  PV OF CONCESSIONS                                            -$   90,000
VALUE INDICATED BY SALES COMPARISON APPROACH                    $6,755,000
ROUNDED                                                         $6,800,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

                             NOI PER UNIT COMPARISON

                                            NOI/         SUBJECT NOI
COMPARABLE  NO. OF   SALE PRICE           --------     --------------  ADJUSTMENT   INDICATED
   NO.      UNITS    PRICE/UNIT    OAR    NOI/UNIT     SUBJ. NOI/UNIT    FACTOR    VALUE/UNIT
---------------------------------------------------------------------------------------------
   I-1       160     $ 6,100,000  10.78%  $  657,760      $642,198       0.844       $32,193
                     $    38,125          $    4,111      $  3,471
   I-2       164     $ 6,750,000   9.54%  $  643,888      $642,198       0.884       $36,391
                     $    41,159          $    3,926      $  3,471
   I-3       111     $ 3,862,500   9.60%  $  370,614      $642,198       1.040       $36,178
                     $    34,797          $    3,339      $  3,471
   I-4       120     $ 7,500,000   9.38%  $  703,368      $642,198       0.592       $37,015
                     $    62,500          $    5,861      $  3,471
   I-5       260     $11,180,000   9.79%  $1,095,000      $642,198       0.824       $35,443
                     $    43,000          $    4,212      $  3,471

                                   PRICE/UNIT

  Low       High   Average  Median
$32,193   $37,015  $35,444  $36,178

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit              $   36,000
                                     -----------
Number of Units                              185
Value                                 $6,660,000
  PV of Concessions                  -$   90,000
Value Based on NOI Analysis           $6,570,000
                                     -----------
                        Rounded       $6,600,000

The adjusted sales indicate a range of value between $32,193 and $37,015 per unit, with an average of $35,444 per unit. Based on the subject's competitive position within the improved sales, a value of $36,000 per unit is estimated. This indicates an "as is" market value of $6,600,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 25
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                     SALE PRICE
COMPARABLE  NO. OF   ----------    EFFECTIVE     OPERATING               SUBJECT
    NO.     UNITS    PRICE/UNIT   GROSS INCOME    EXPENSE     OER    PROJECTED OER  EGIM
-----------------------------------------------------------------------------------------
   I-1       160    $ 6,100,000    $1,157,760     $500,000   43.19%                 5.27
                    $    38,125
   I-2       164    $ 6,750,000    $1,177,488     $533,600   45.32%                 5.73
                    $    41,159
   I-3       111    $ 3,862,500    $  725,814     $355,200   48.94%                 5.32
                                                                        49.50%
                    $    34,797
   I-4       120    $ 7,500,000    $1,063,368     $360,000   33.85%                 7.05
                    $    62,500
   I-5       260    $11,180,000    $1,995,000     $900,000   45.11%                 5.60
                    $    43,000

                                      EGIM

Low     High   Average  Median
---     ----   -------  ------
5.27    7.05     5.80    5.60

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                             5.30
Subject EGI                                         $1,344,919
                                                   -----------

Value                                               $7,128,069
  PV of Concessions                                -$   90,000
                                                   -----------
Value Based on EGIM Analysis                        $7,038,069
                                     Rounded        $7,000,000

                     Value Per Unit                 $   37,838

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 49.50% before reserves. The comparable sales indicate a range of expense ratios from 33.85% to 48.94%, while their EGIMs range from 5.27 to 7.05. Overall, we conclude to an EGIM of 5.30, which results in an "as is" value estimate in the EGIM Analysis of $7,000,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $6,800,000.

Price Per Unit                    $6,800,000
NOI Per Unit                      $6,600,000
EGIM Analysis                     $7,000,000

Sales Comparison Conclusion       $6,800,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                         SUMMARY OF ACTUAL AVERAGE RENTS

                              Average
             Unit Area    ----------------
Unit Type    (Sq. Ft.)    Per Unit  Per SF   % Occupied
-------------------------------------------------------
Studio           478        $449     $0.94     96.0%
1Br/1Ba          708        $564     $0.80     98.3%
2Br/1Ba          900        $619     $0.69     92.3%
2Br/2Ba         1035        $676     $0.65     93.9%
3Br/2Ba         1178        $768     $0.65    100.0%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

                                  RENT ANALYSIS

                                                                 COMPARABLE RENTS
                                                 --------------------------------------------------
                                                    R-1        R-2       R-3      R-4        R-5
                                                 --------------------------------------------------
                                                 LakePointe Altamonte  Tiffany  Lakeside  Village
                                                 Apartments Bay Club    Oaks      North    Green
                                                 --------------------------------------------------
                                                               COMPARISON TO SUBJECT
                               SUBJECT  SUBJECT  --------------------------------------------------
                 SUBJECT UNIT  ACTUAL   ASKING                        Slightly  Slightly
  DESCRIPTION        TYPE       RENT     RENT    Superior   Superior  Superior  Superior   Superior   MIN     MAX    MEDIAN  AVERAGE
------------------------------------------------------------------------------------------------------------------------------------
Monthly Rent     STUDIO        $   449  $   559    $  630              $  589     $  585   $  494    $  494  $  630  $  587  $  575
Unit Area (SF)                     478      478       650                 608        570      670       570     670     629     625
Monthly Rent
 Per Sq. Ft.                   $  0.94  $  1.17    $ 0.97              $ 0.97     $ 1.03   $ 0.74    $ 0.74  $ 1.03  $ 0.97  $ 0.93

Monthly Rent     1Br/1Ba       $   564  $   569    $  660    $   650   $  667     $  580   $  589    $  580  $  667  $  650  $  629
Unit Area (SF)                     708      708       750        891      816        760      950       750     950     816     833
Monthly Rent Per
 Sq. Ft.                       $  0.80  $  0.80    $ 0.88    $  0.73   $ 0.82     $ 0.76   $ 0.62    $ 0.62  $ 0.88  $ 0.76  $ 0.76

Monthly Rent     2Br/1Ba       $   619  $   649    $  755                         $  705   $  669    $  669  $  755  $  705  $  710
Unit Area (SF)                     900      900       900                            980    1,010       900   1,010     980     963
Monthly Rent Per
 Sq. Ft.                       $  0.69  $  0.72    $ 0.84                         $ 0.72   $ 0.66    $ 0.66  $ 0.84  $ 0.72  $ 0.74

Monthly Rent     2Br/2Ba       $   676  $   709    $  820    $   775   $  775              $  739    $  739  $  820  $  775  $  777
Unit Area (SF)                   1,035    1,035     1,000      1,016    1,046               1,225     1,000   1,225   1,031   1,072
Monthly Rent Per
 Sq. Ft.                       $  0.65  $  0.69    $ 0.82    $  0.76   $ 0.74              $ 0.60    $ 0.60  $ 0.82  $ 0.75  $ 0.73

Monthly Rent     3Br/2Ba       $   768  $   799                                   $  825             $  825  $  825  $  825  $  825
Unit Area (SF)                   1,178    1,178                                    1,080              1,080   1,080   1,080   1,080
Monthly Rent Per
 Sq. Ft.                       $  0.65  $  0.68                                   $ 0.76             $ 0.76  $ 0.76  $ 0.76  $ 0.76

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                         Market Rent
                            Unit Area  ----------------  Monthly     Annual
Unit Type  Number of Units  (Sq. Ft.)  Per Unit  Per SF   Income     Income
-----------------------------------------------------------------------------
Studio          25               478      $500   $1.05   $ 12,500  $  150,000
1Br/1Ba         58               708      $570   $0.81   $ 33,060  $  396,720
2Br/1Ba         52               900      $650   $0.72   $ 33,800  $  405,600
2Br/2Ba         33             1,035      $700   $0.68   $ 23,100  $  277,200
3Br/2Ba         17             1,178      $800   $0.68   $ 13,600  $  163,200
                                                         --------  ----------
                                                 Total   $116,060  $1,392,720
                                                         ========  ==========

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                               FISCAL YEAR      2000      FISCAL YEAR      2001      FISCAL YEAR      2002
                               -----------------------   ------------------------   ------------------------
                                        ACTUAL                    ACTUAL                     ACTUAL
                               -----------------------   ------------------------   ------------------------
        DESCRIPTION               TOTAL       PER UNIT      TOTAL        PER UNIT      TOTAL        PER UNIT
------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income                $1,379,688   $    7,458   $1,199,960    $    6,486   $1,397,574    $    7,554

  Vacancy                      $   54,212   $      293   $   80,763    $      437   $   94,010    $      508
  Credit Loss/Concessions      $   22,393   $      121   $   44,631    $      241   $   73,671    $      398
                               -----------------------------------------------------------------------------
    Subtotal                   $   76,605   $      414   $  125,394    $      678   $  167,681    $      906

  Laundry Income               $   15,136   $       82   $   10,113    $       55   $   16,123    $       87
  Garage Revenue               $        0   $        0   $        0    $        0   $        0    $        0
  Other Misc. Revenue          $   46,249   $      250   $   55,681    $      301   $   96,941    $      524
                               -----------------------------------------------------------------------------
    Subtotal Other Income      $   61,385   $      332   $   65,794    $      356   $  113,064    $      611

                               -----------------------------------------------------------------------------
Effective Gross Income         $1,364,468   $    7,376   $1,140,360    $    6,164   $1,342,957    $    7,259

Operating Expenses
  Taxes                        $   87,283   $      472   $   82,250    $      445   $   98,155    $      531
  Insurance                    $   23,589   $      128   $   49,236    $      266   $   54,509    $      295
  Utilities                    $  147,457   $      797   $  105,182    $      569   $  108,048    $      584
  Repair & Maintenance         $  141,900   $      767   $  132,363    $      715   $  153,249    $      828
  Cleaning                     $        0   $        0   $        0    $        0   $        0    $        0
  Landscaping                  $        0   $        0   $        0    $        0   $        0    $        0
  Security                     $        0   $        0   $        0    $        0   $        0    $        0
  Marketing & Leasing          $   26,291   $      142   $   20,246    $      109   $   35,640    $      193
  General Administrative       $  160,158   $      866   $  135,289    $      731   $  137,801    $      745
  Management                   $   68,931   $      373   $   58,242    $      315   $   67,175    $      363
  Miscellaneous                $        0   $        0   $        0    $        0   $        0    $        0

                               -----------------------------------------------------------------------------
Total Operating Expenses       $  655,609   $    3,544   $  582,808    $    3,150   $  654,577    $    3,538

  Reserves                     $        0   $        0   $        0    $        0   $        0    $        0

                               -----------------------------------------------------------------------------
Net Income                     $  708,859   $    3,832   $  557,552    $    3,014   $  688,380    $    3,721

                                FISCAL YEAR      2003    ANNUALIZED       2003
                              ------------------------  ------------------------
                                 MANAGEMENT BUDGET             PROJECTION                  AAA PROJECTION
                              ------------------------  ------------------------  --------------------------------
        DESCRIPTION              TOTAL        PER UNIT      TOTAL       PER UNIT     TOTAL      PER UNIT       %
------------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income               $1,378,224    $    7,450  $1,360,420    $    7,354  $1,392,720  $    7,528    100.0%

  Vacancy                     $   66,578    $      360  $   90,288    $      488  $  111,418  $      602      8.0%
  Credit Loss/Concessions     $   71,040    $      384  $   83,124    $      449  $   55,709  $      301      4.0%
                              -----------------------------------------------------------------------------------
    Subtotal                  $  137,618    $      744  $  173,412    $      937  $  167,126  $      903     12.0%

  Laundry Income              $   19,344    $      105  $   16,992    $       92  $   17,575  $       95      1.3%
  Garage Revenue              $        0    $        0  $        0    $        0  $        0  $        0      0.0%
  Other Misc. Revenue         $   89,136    $      482  $  102,428    $      554  $  101,750  $      550      7.3%
                              -----------------------------------------------------------------------------------
    Subtotal Other Income     $  108,480    $      586  $  119,420    $      646  $  119,325  $      645      8.6%

                              -----------------------------------------------------------------------------------
Effective Gross Income        $1,349,086    $    7,292  $1,306,428    $    7,062  $1,344,919  $    7,270    100.0%

Operating Expenses
  Taxes                       $  101,485    $      549  $  102,008    $      551  $  108,225  $      585      8.0%
  Insurance                   $   54,742    $      296  $   53,784    $      291  $   55,500  $      300      4.1%
  Utilities                   $  117,600    $      636  $  103,012    $      557  $  101,750  $      550      7.6%
  Repair & Maintenance        $  146,700    $      793  $  137,376    $      743  $  148,000  $      800     11.0%
  Cleaning                    $        0    $        0  $        0    $        0  $        0  $        0      0.0%
  Landscaping                 $        0    $        0  $        0    $        0  $        0  $        0      0.0%
  Security                    $        0    $        0  $        0    $        0  $        0  $        0      0.0%
  Marketing & Leasing         $   37,200    $      201  $   36,608    $      198  $   37,000  $      200      2.8%
  General Administrative      $  175,124    $      947  $  147,376    $      797  $  148,000  $      800     11.0%
  Management                  $   68,254    $      369  $   65,588    $      355  $   67,246  $      363      5.0%
  Miscellaneous               $        0    $        0  $        0    $        0  $        0  $        0      0.0%

                              -----------------------------------------------------------------------------------
Total Operating Expenses      $  701,105    $    3,790  $  645,752    $    3,491  $  665,721  $    3,598     49.5%

  Reserves                    $        0    $        0  $        0    $        0  $   37,000  $      200      5.6%

                              -----------------------------------------------------------------------------------
Net Income                    $  647,981    $    3,503  $  660,676    $    3,571  $  642,198  $    3,471     47.7%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 12% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $200 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $200 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                           CAPITALIZATION RATES
               --------------------------------------------
                     GOING-IN                TERMINAL
               --------------------    --------------------
                LOW           HIGH      LOW           HIGH
                ---           ----      ---           ----
RANGE          6.00%         10.00%    7.00%         10.00%
AVERAGE               8.14%                   8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.   SALE DATE    OCCUP.  PRICE/UNIT      OAR
-----------------------------------------------------
I-1           May-01      90%     $38,125      10.78%
I-2           Sep-02      85%     $41,159       9.54%
I-3           Nov-02      90%     $34,797       9.60%
I-4           Oct-01      90%     $62,500       9.38%
I-5           Aug-01      92%     $43,000       9.79%
                                     High      10.78%
                                      Low       9.38%
                                  Average       9.82%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.50%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.50%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 12.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 12.00% indicates a value of $6,800,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

approximately 38% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

DISCOUNTED CASH FLOW ANALYSIS

                          WILLOW PARK ON LAKE ADELAIDE

              YEAR                     APR-2004     APR-2005     APR-2006     APR-2007     APR-2008     APR-2009
          FISCAL YEAR                     1            2            3            4            5            6
------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                           $1,392,720   $1,434,502   $1,477,537   $1,521,863   $1,567,519   $1,614,544

  Vacancy                             $  111,418   $  114,760   $  118,203   $  121,749   $  125,401   $  129,164
  Credit Loss                         $   55,709   $   57,380   $   59,101   $   60,875   $   62,701   $   64,582
  Concessions                         $   62,672   $   35,863   $    7,388   $        0   $        0   $        0
                                      ---------------------------------------------------------------------------
    Subtotal                          $  229,799   $  208,003   $  184,692   $  182,624   $  188,102   $  193,745
  Laundry Income                      $   17,575   $   18,102   $   18,645   $   19,205   $   19,781   $   20,374
  Garage Revenue                      $        0   $        0   $        0   $        0   $        0   $        0
  Other Misc. Revenue                 $  101,750   $  104,803   $  107,947   $  111,185   $  114,521   $  117,956
                                      ---------------------------------------------------------------------------
    Subtotal Other Income             $  119,325   $  122,905   $  126,592   $  130,390   $  134,301   $  138,330

                                      ---------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                $1,282,246   $1,349,404   $1,419,436   $1,469,629   $1,513,718   $1,559,129

OPERATING EXPENSES:
  Taxes                               $  108,225   $  111,472   $  114,816   $  118,260   $  121,808   $  125,462
  Insurance                           $   55,500   $   57,165   $   58,880   $   60,646   $   62,466   $   64,340
  Utilities                           $  101,750   $  104,803   $  107,947   $  111,185   $  114,521   $  117,956
  Repair & Maintenance                $  148,000   $  152,440   $  157,013   $  161,724   $  166,575   $  171,573
  Cleaning                            $        0   $        0   $        0   $        0   $        0   $        0
  Landscaping                         $        0   $        0   $        0   $        0   $        0   $        0
  Security                            $        0   $        0   $        0   $        0   $        0   $        0
  Marketing & Leasing                 $   37,000   $   38,110   $   39,253   $   40,431   $   41,644   $   42,893
  General Administrative              $  148,000   $  152,440   $  157,013   $  161,724   $  166,575   $  171,573
  Management                          $   64,112   $   67,470   $   70,972   $   73,481   $   75,686   $   77,956
  Miscellaneous                       $        0   $        0   $        0   $        0   $        0   $        0

                                      ---------------------------------------------------------------------------
TOTAL OPERATING EXPENSES              $  662,587   $  683,899   $  705,894   $  727,451   $  749,275   $  771,753

  Reserves                            $   37,000   $   38,110   $   39,253   $   40,431   $   41,644   $   42,893

                                      ---------------------------------------------------------------------------
NET OPERATING INCOME                  $  582,659   $  627,394   $  674,289   $  701,747   $  722,799   $  744,483

  Operating Expense Ratio (% of EGI)        51.7%        50.7%        49.7%        49.5%        49.5%        49.5%
  Operating Expense Per Unit          $    3,582   $    3,697   $    3,816   $    3,932   $    4,050   $    4,172

              YEAR                      APR-2010     APR-2011     APR-2012     APR-2013     APR-2014
          FISCAL YEAR                      7            8            9            10           11
-----------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                            $1,662,981   $1,712,870   $1,764,256   $1,817,184   $1,871,699

  Vacancy                              $  133,038   $  137,030   $  141,140   $  145,375   $  149,736
  Credit Loss                          $   66,519   $   68,515   $   70,570   $   72,687   $   74,868
  Concessions                          $        0   $        0   $        0   $        0   $        0
                                       --------------------------------------------------------------
    Subtotal                           $  199,558   $  205,544   $  211,711   $  218,062   $  224,604
  Laundry Income                       $   20,985   $   21,615   $   22,263   $   22,931   $   23,619
  Garage Revenue                       $        0   $        0   $        0   $        0   $        0
  Other Misc. Revenue                  $  121,495   $  125,140   $  128,894   $  132,761   $  136,743
                                       --------------------------------------------------------------
    Subtotal Other Income              $  142,480   $  146,755   $  151,157   $  155,692   $  160,363

                                       --------------------------------------------------------------
EFFECTIVE GROSS INCOME                 $1,605,903   $1,654,080   $1,703,703   $1,754,814   $1,807,458

OPERATING EXPENSES:
  Taxes                                $  129,226   $  133,103   $  137,096   $  141,209   $  145,445
  Insurance                            $   66,270   $   68,258   $   70,306   $   72,415   $   74,587
  Utilities                            $  121,495   $  125,140   $  128,894   $  132,761   $  136,743
  Repair & Maintenance                 $  176,720   $  182,021   $  187,482   $  193,106   $  198,900
  Cleaning                             $        0   $        0   $        0   $        0   $        0
  Landscaping                          $        0   $        0   $        0   $        0   $        0
  Security                             $        0   $        0   $        0   $        0   $        0
  Marketing & Leasing                  $   44,180   $   45,505   $   46,870   $   48,277   $   49,725
  General Administrative               $  176,720   $  182,021   $  187,482   $  193,106   $  198,900
  Management                           $   80,295   $   82,704   $   85,185   $   87,741   $   90,373
  Miscellaneous                        $        0   $        0   $        0   $        0   $        0

                                       --------------------------------------------------------------
TOTAL OPERATING EXPENSES               $  794,906   $  818,753   $  843,315   $  868,615   $  894,673

  Reserves                             $   44,180   $   45,505   $   46,870   $   48,277   $   49,725

                                       --------------------------------------------------------------
NET OPERATING INCOME                   $  766,818   $  789,822   $  813,517   $  837,922   $  863,060

  Operating Expense Ratio (% of EGI)         49.5%        49.5%        49.5%        49.5%        49.5%
  Operating Expense Per Unit           $    4,297   $    4,426   $    4,558   $    4,695   $    4,836


Estimated Stabilized NOI       $642,198    Sales Expense Rate     2.00%
Months to Stabilized                  1    Discount Rate         12.00%
Stabilized Occupancy               92.0%   Terminal Cap Rate     10.50%


Gross Residual Sale Price          $8,219,619      Deferred Maintenance        $        0
 Less: Sales Expense               $  164,392      Add: Excess Land            $        0
                                   ----------
Net Residual Sale Price            $8,055,226      Other Adjustments           $        0
                                                                               ----------
PV of Reversion                    $2,593,567      Value Indicated By "DCF"    $6,804,311
Add: NPV of NOI                    $4,210,744                     Rounded      $6,800,000
                                   ----------
PV Total                           $6,804,311

                          "DCF" VALUE SENSITIVITY TABLE

                                                        DISCOUNT RATE
                                 --------------------------------------------------------------
          TOTAL VALUE               11.50%      11.75%       12.00%       12.25%       12.50%
-----------------------------------------------------------------------------------------------
                        10.00%   $7,159,088   $7,045,318   $6,933,989   $6,825,040   $6,718,412
                        10.25%   $7,089,628   $6,977,397   $6,867,569   $6,760,084   $6,654,885
TERMINAL CAP RATE       10.50%   $7,023,476   $6,912,710   $6,804,311   $6,698,221   $6,594,383
                        10.75%   $6,960,400   $6,851,031   $6,743,995   $6,639,236   $6,536,695
                        11.00%   $6,900,192   $6,792,156   $6,686,422   $6,582,931   $6,481,630

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $90,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.50% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

                          WILLOW PARK ON LAKE ADELAIDE

                                                                     TOTAL          PER SQ. FT.     PER UNIT          % OF EGI
------------------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                                                      $  1,392,720          $ 9.04        $ 7,528

  Less: Vacancy & Collection Loss                 12.00%         $    167,126          $ 1.09        $   903
  Plus: Other Income
      Laundry Income                                             $     17,575          $ 0.11        $    95            1.31%
      Garage Revenue                                             $          0          $ 0.00        $     0            0.00%
      Other Misc. Revenue                                        $    101,750          $ 0.66        $   550            7.57%
        Subtotal Other Income                                    $    119,325          $ 0.77        $   645            8.87%

EFFECTIVE GROSS INCOME                                           $  1,344,919          $ 8.73        $ 7,270

OPERATING EXPENSES:
  Taxes                                                          $    108,225          $ 0.70        $   585            8.05%
  Insurance                                                      $     55,500          $ 0.36        $   300            4.13%
  Utilities                                                      $    101,750          $ 0.66        $   550            7.57%
  Repair & Maintenance                                           $    148,000          $ 0.96        $   800           11.00%
  Cleaning                                                       $          0          $ 0.00        $     0            0.00%
  Landscaping                                                    $          0          $ 0.00        $     0            0.00%
  Security                                                       $          0          $ 0.00        $     0            0.00%
  Marketing & Leasing                                            $     37,000          $ 0.24        $   200            2.75%
  General Administrative                                         $    148,000          $ 0.96        $   800           11.00%
  Management                                       5.00%         $     67,246          $ 0.44        $   363            5.00%
  Miscellaneous                                                  $          0          $ 0.00        $     0            0.00%

TOTAL OPERATING EXPENSES                                         $    665,721          $ 4.32        $ 3,598           49.50%

  Reserves                                                       $     37,000          $ 0.24        $   200            2.75%

NET OPERATING INCOME                                             $    642,198          $ 4.17        $ 3,471           47.75%

  "GOING IN" CAPITALIZATION RATE                                         9.50%

  VALUE INDICATION                                               $  6,759,975          $43.90        $36,540

  PV OF CONCESSIONS                                             ($     90,000)

  "AS IS" VALUE INDICATION
     (DIRECT CAPITALIZATION APPROACH)                            $  6,669,975

                            ROUNDED                              $  6,700,000          $43.51        $36,216

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE        VALUE       ROUNDED   $/UNIT     $/SF
------------------------------------------------------
 8.75%       $7,249,402   $7,200,000  $38,919   $46.75
 9.00%       $7,045,530   $7,000,000  $37,838   $45.46
 9.25%       $6,852,678   $6,900,000  $37,297   $44.81
 9.50%       $6,669,975   $6,700,000  $36,216   $43.51
 9.75%       $6,496,643   $6,500,000  $35,135   $42.21
10.00%       $6,331,977   $6,300,000  $34,054   $40.91
10.25%       $6,175,343   $6,200,000  $33,514   $40.26

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $6,700,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis             $6,800,000
Direct Capitalization Method              $6,700,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $6,800,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                       Not Utilized
Sales Comparison Approach           $  6,800,000
Income Approach                     $  6,800,000
Reconciled Value                    $  6,800,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 28, 2003 the market value of the fee simple estate in the property is:

                                   $6,800,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

                               SUBJECT PHOTOGRAPHS

              [PICTURE]                               [PICTURE]

INTERIOR - COMMUNITY CENTER & OFFICE  EXTERIOR - VIEW FROM PALM SPRINGS DRIVE

              [PICTURE]                               [PICTURE]

   EXTERIOR - APARTMENT BUILDING            EXTERIOR - APARTMENT BUILDING

              [PICTURE]                               [PICTURE]

    EXTERIOR - APARTMENT BUILDING             EXTERIOR - SWIMMING POOL

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

                               SUBJECT PHOTOGRAPHS

              [PICTURE]                               [PICTURE]

      INTERIOR - APARTMENT UNIT              INTERIOR - APARTMENT UNIT

              [PICTURE]                               [PICTURE]

      INTERIOR - APARTMENT UNIT               EXTERIOR - LAKE & PIER

              [PICTURE]                               [PICTURE]

       INTERIOR - EXERCISE               VIEW SOUTH ALONG PALM SPRINGS DRIVE

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

     COMPARABLE I-1             COMPARABLE I-2            COMPARABLE I-3

COURTYARD AT WINTER PARK     LA ALOMA APARTMENTS       SEDGEFIELD APARTMENTS
     1695 Lee Road            3040 Aloma Avenue        110 Sedgefield Circle
  Winter Park, Florida      Winter Park, Florida       Winter Park, Florida

        [PICTURE]                 [PICTURE]                  [PICTURE]

     COMPARABLE I-4             COMPARABLE I-5

    KINGSTON VILLAGE      THE ASHLEY OF SPRING VALLEY
   940 Douglas Avenue       693 South Wymore Road
  Altamonte Springs, FL     Altamonte Springs, FL

        [PICTURE]                 [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                     COMPARABLE
         DESCRIPTION                                 SUBJECT                                            R - 1
---------------------------------------------------------------------------------------------------------------------------------
 Property Name                  Willow Park on Lake Adelaide                      LakePointe Apartments
 Management Company             AIMCO                                             Realty Investment Co.
LOCATION:

 Address                        375 Palm Springs Drive                            250 LakePointe Drive
 City, State                    Altamonte Springs, Florida                        Altamonte Springs. Florida
 County                         Seminole                                          Seminole
 Proximity to Subject                                                             I block south of the subject
PHYSICAL CHARACTERISTICS:

 Net Rentable Area (SF)         153,995                                           N/A
 Year Built                     1972                                              1986
 Effective Age                  20                                                10
 Building Structure Type        Brick exterior walls; asphalt shingle roof        Siding exterior walls; asphalt shingle roof
 Parking Type (Gr., Cov., etc.) Open                                              Open
 Number of Units                185                                               502
 Unit Mix:                          Type                  Unit   Qty.  Mo. Rent           Type             Unit   Qty.     Mo.
                                 1 Studio                  478   25      $449      1 1Br/1Ba - Jib           650  N/A     $630
                                 2 1Br/1Ba                 708   58      $564      2 1Br/1Ba - Schooner      750  N/A     $660
                                 3 2Br/1Ba                 900   52      $619      3 2Br/1Ba - Catamaran     900  N/A     $755
                                 4 2Br/2Ba               1,035   33      $676      4 2Br/2Ba - Twinkeel    1,000  N/A     $820
                                 5 3Br/2Ba               1,178   17      $768

 Average Unit Size (SF)         832
 Unit Breakdown:                  Efficiency         34%     2-Bedroom     15%      Efficiency        N/A    2-Bedroom     N/A
                                  1-Bedroom          39%     3-Bedroom     12%      1-Bedroom         N/A    3-Bedroom     N/A
CONDITION:                      Average                                           Good
APPEAL:                         Average                                           Good
AMENITIES:

 Unit Amenities                         Attach. Garage           Vaulted Ceiling         Attach. Garage    X      Vaulted Ceiling
                                  X     Balcony                                     X    Balcony           X
                                        Fireplace                                   X    Fireplace         X
                                  X     Cable TV Ready                              X    Cable TV Ready           Boat Parking
 Project Amenities                X     Swimming Pool                               X    Swimming Pool
                                        Spa/Jacuzzi        X     Car Wash           X    Spa/Jacuzzi       X      Car Wash
                                  X     Basketball Court   X     BBQ Equipment           Basketball Court  X      BBQ Equipment
                                        Volleyball Court         Theater Room       X    Volleyball Court         Theater Room
                                        Sand Volley Ball         Meeting Hall            Sand Volley Ball         Meeting Hall
                                  X     Tennis Court             Secured Parking    X    Tennis Court             Secured Parking
                                        Racquet Ball       X     Laundry Room            Racquet Ball      X      Laundry Room
                                        Jogging Track            Business Office         Jogging Track            Business Office
                                  X     Gym Room           X     Clubhouse          X    Gym Room                 Clubhouse
                                                           X     Playground                                       Playground
                                                           X     Dock/Pier                                        Dock/Pier
OCCUPANCY:                      96%                                               88%
LEASING DATA:
 Available Leasing Terms        7 to 12 Months                                    7 to 15 Months
 Concessions                    1 Month Free on 1Br                               Approximately 15% off Select Units
 Pet Deposit                    $150, plus $20 per month                          $250
 Utilities Paid by Tenant:        X     Electric                 Natural Gas        X    Electric                 Natural Gas
                                        Water                    Trash                   Water                    Trash
 Confirmation                   May 28, 2003; April Thompson (Community Manager)  May 28, 2003; Leasing Agent
 Telephone Number               (407) 834-2442                                    (407) 260-0808
NOTES:                                                                            None

 COMPARISON TO SUBJECT:                                                           Superior

                                                 COMPARABLE                                         COMPARABLE
         DESCRIPTION                                R - 2                                             R - 3
---------------------------------------------------------------------------------------------------------------------------------
 Property Name                  Altamonte Bay Club                               Tiffany Oaks
 Management Company             Berkshire Realty Holdings                        Mid-America Apartment Communites
LOCATION:

 Address                        210 Altamonte Bay Club Circle                    351 S. Northlake Boulevard
 City, State                    Altamonte Springs. Florida                       Altamonte Springs. Florida
 County                         Seminole                                         Seminole
 Proximity to Subject           Across Orange Drive from the subject             0.5 mile west of the subject
PHYSICAL CHARACTERISTICS:

 Net Rentable Area (SF)         N/A                                              373,000
 Year Built                     1987                                             1985
 Effective Age                  20                                               10
 Building Structure Type        Stucco exterior; asphalt shingle roof            Brick & Siding walls; asphalt shingle roof
 Parking Type (Gr., Cov., etc.) Open                                             Open
 Number of Units                224                                              288
 Unit Mix:                                Type             Unit  Qty.     Mo.             Type            Unit    Qty.    Mo.
                                 2 1Br/1Ba - Skiff          827  N/A     $630     1 1Br/1Ba - Barclay       608    40    $589
                                 2 1Br/1Ba - Ketch          955  N/A     $670     2 1Br/1Ba - Claremont     776    88    $650
                                 4 2Br/2Ba - Sloop        1,016  N/A     $775     2 1Br/1Ba - Sandhurst     888    48    $699
                                                                                  4 2Br/2Ba - Stratford   1,046    64    $775

 Average Unit Size (SF)                                                          842
 Unit Breakdown:                  Efficiency       N/A     2-Bedroom      N/A      Efficiency       14%    2-Bedroom       22%
                                  1-Bedroom        N/A     3-Bedroom      N/A      1-Bedroom        47%    3-Bedroom        0%
CONDITION:                      Good                                             Good
APPEAL:                         Good                                             Good
AMENITIES:

 Unit Amenities                         Attach. Garage     X    Vaulted Ceiling         Attach. Garage          Vaulted Ceiling
                                  X     Balcony            X                       X    Balcony            X
                                  X     Fireplace          X                            Fireplace          X
                                  X     Cable TV Ready          Boat Parking       X    Cable TV Ready          Covered Parking
 Project Amenities                X     Swimming Pool                              X    Swimming Pool
                                        Spa/Jacuzzi        X    Car Wash           X    Spa/Jacuzzi        X    Car Wash
                                        Basketball Court   X    BBQ Equipment      X    Basketball Court   X    BBQ Equipment
                                        Volleyball Court        Theater Room            Volleyball Court        Theater Room
                                        Sand Volley Ball        Meeting Hall            Sand Volley Ball        Meeting Hall
                                  X     Tennis Court            Secured Parking    X    Tennis Court            Secured Parking
                                        Racquet Ball       X    Laundry Room       X    Racquet Ball       X    Laundry Room
                                  X     Jogging Track      X    Business Office         Jogging Track           Business Office
                                  X     Gym Room                Clubhouse          X    Gym Room           X    Clubhouse
                                                                Playground                                      Playground
                                                                Dock/Pier                                       Dock/Pier
OCCUPANCY:                      93%                                              96%
LEASING DATA:
 Available Leasing Terms        7 to 12 Months                                   7 to 15 Months
 Concessions                    Approximately 10% off Select Units               None.
 Pet Deposit                    Varies                                           $300
 Utilities Paid by Tenant:        X     Electric                Natural Gas        X    Electric                Natural Gas
                                        Water                   Trash                   Water                   Trash
 Confirmation                   May 28, 2003; Leasing Agent                      June 6, 2003; Leasing Agent
 Telephone Number               (407) 260-2501                                   (407) 339-7899
NOTES:                          None                                             None.

 COMPARISON TO SUBJECT:         Superior                                         Slightly Superior

                                                   COMPARABLE                                        COMPARABLE
         DESCRIPTION                                 R - 4                                             R - 5
--------------------------------------------------------------------------------------------------------------------------------
 Property Name                    Lakeside North                                  Village Green
 Management Company               United Dominion                                 AIMCO
LOCATION:

Address                           275 East Central Parkway                        112 Essex Avenue
City, State                       Altamonte Springs. Florida                      Altamonte Springs. Florida
County                            Seminole                                        Seminole
Proximity to Subject              0.5 mile north of the subject                   0.5 mile southwest of the subject
PHYSICAL CHARACTERISTICS:

 Net Rentable Area (SF)           N/A                                             128,120
 Year Built                       1987                                            1970
 Effective Age                    10                                              20
 Building Structure Type          Stucco exterior walls; asphalt shingle roof     Brick exterior walls; asphalt shingle roof
 Parking Type (Gr., Cov., etc.)   Open                                            Open
 Number of Units                  360                                             164
 Unit Mix:                                Type            Unit   Qty.      Mo.        Type                Unit   Qty.    Mo.
                                   1 1Br/1Ba - 1A           570  N/A      $585     1 1Br/1Ba                590   56    $489
                                   2 1Br/1Ba - 1B           760  N/A      $580     1 1Br/1Ba                740   64    $499
                                   3 1Br/1Ba - 1C           980  N/A      $685     2 2Br/1Ba                950   16    $589
                                   3 2Br/1Ba - 2A           980  N/A      $725     3 2Br/2Ba              1,010    8    $669
                                   5 2Br/2Ba - 2B         1,080  N/A      $825     4 3Br/2Ba              1,225   20    $739

 Average Unit Size (SF)                                                           782
 Unit Breakdown:                    Efficiency     N/A      2-Bedroom      N/A      Efficiency       34%    2-Bedroom    15%
                                    1-Bedroom      N/A      3-Bedroom      N/A      1-Bedroom        39%    3-Bedroom    12%
CONDITION:                        Average                                         Average
APPEAL:                           Average                                         Average
AMENITIES:

 Unit Amenities                          Attach. Garage     X    Vaulted Ceiling         Attach. Garage     X    Vaulted Ceiling
                                    X    Balcony            X                       X    Balcony
                                    X    Fireplace                                       Fireplace
                                    X    Cable TV Ready                             X    Cable TV Ready
 Project Amenities                  X    Swimming Pool                              X    Swimming Pool
                                         Spa/Jacuzzi        X    Car Wash                Spa/Jacuzzi        X    Car Wash
                                    X    Basketball Court   X    BBQ Equipment           Basketball Court   X    BBQ Equipment
                                         Volleyball Court        Theater Room            Volleyball Court        Theater Room
                                    X    Sand Volley Ball        Meeting Hall            Sand Volley Ball        Meeting Hall
                                    X    Tennis Court            Secured Parking    X    Tennis Court            Secured Parking
                                         Racquet Ball       X    Laundry Room            Racquet Ball       X    Laundry Room
                                         Jogging Track           Business Office         Jogging Track           Business Office
                                    X    Gym Room           X    Clubhouse          X    Gym Room           X    Clubhouse
                                                            X    Playground                                 X    Playground
                                                                 Dock/Pier                                       Dock/Pier
OCCUPANCY:                        89%                                             99%
LEASING DATA:
 Available Leasing Terms          6 to 24 Months                                  7 to 12 Months
 Concessions                      None                                            1 Month Free on 1 Br
 Pet Deposit                      $300                                            $150, plus $20 per month
 Utilities Paid by Tenant:          X    Electric                Natural Gas        X    Electric                Natural Gas
                                         Water                   Trash                   Water                   Trash
 Confirmation                     May 28, 2003; Property Manager                  May 28, 2003; Community Manager
 Telephone Number                 (407) 834-8731                                  (407) 831-4848
NOTES:                            None                                            None

 COMPARISON TO SUBJECT:           Slightly Superior                               Similar

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

      COMPARABLE R-1                COMPARABLE R-2               COMPARABLE R-3

   LAKEPOINTE APARTMENTS          ALTAMONTE BAY CLUB              TIFFANY OAKS
   250 LakePointe Drive      210 Altamonte Bay Club Circle  351 S. Northlake Boulevard
Altamonte Springs. Florida    Altamonte Springs. Florida    Altamonte Springs. Florida

        [PICTURE]                     [PICTURE]                     [PICTURE]

      COMPARABLE R-4                COMPARABLE R-5

      LAKESIDE NORTH                 VILLAGE GREEN
 275 East Central Parkway          112 Essex Avenue
Altamonte Springs. Florida    Altamonte Springs. Florida

        [PICTURE]                     [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief

         The statements of fact contained in this report are true and correct.

         The report analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the impartial and unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc., and I personally have no present or prospective interest in or bias with respect to the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         The engagement of American Appraisal Associates, Inc., and myself personally in this assignment and compensation for American Appraisal Associates, Inc., are not contingent on the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice and the Principles of Appraisal Practice and Code of Ethics of the American Society of Appraisers.

         I personally did not inspect the subject property. Michael L. Kersten provided significant real property appraisal assistance in the preparation of this report.

                                               -s- Alice MacQueen
                                             ----------------------
                                                 Alice MacQueen
                                        Vice President, Real Estate Group
                                 Florida Certified General Real Estate Appraiser
                                                   #RZ0002202

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

                                         ALICE MACQUEEN

                         VICE PRESIDENT AND PRINCIPAL, REAL ESTATE GROUP

POSITION Alice MacQueen serves as a Vice President and Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

Valuation        Ms. MacQueen specializes in the appraisal of investment real estate and is annually involved in the valuation of several billion dollars of real property. The purposes of these valuations include allocation of purchase price, charitable donation, financing, purchase, sale, and syndication. She has also been involved in land planning analyses for major mixed-use developments.

                 She has appraised various types of real estate including congregate care facilities, industrial properties, manufacturing facilities, office buildings, recreational subdivisions and planned unit developments, single- and multifamily residential properties, and shopping centers. Special-purpose properties she has appraised include campgrounds, churches, country clubs, golf courses, historic landmarks, proprietary cemeteries, and schools.

                 In addition to market value opinions, Ms. MacQueen has provided feasibility and highest and best use studies. She has also been involved in several research projects, providing background studies involving major property tax appeal cases. These studies included the impact of inflation, rate of return considerations, sales-assessment ratio analyses, and the applicability of income capitalization to commercial and industrial properties.

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

                       Ms. MacQueen has appraised real estate in 46 U.S. states, Mexico, and Puerto Rico.

Business Ms. MacQueen joined AAA in 1983. She served as Regional Real Estate Director for the southeastern United States from 1987 to 1992 and as National Director of the Real Estate Valuation Group from 1992 through 1995, when she assumed her current position. Before joining the firm, she was involved in property management for five years and spent an additional five years as an appraiser, consultant, and research analyst.

EDUCATION              Realtors Institute of Virginia
                       Greenbrier College for Women - Liberal Arts

STATE CERTIFICATIONS   State of Arizona, Certified General Real Estate
                       Appraiser, #30987
                       State of Florida, Certified General Appraiser, #RZ0002202
                       State of Georgia, Certified General Real Property
                       Appraiser, #239776
                       State of Minnesota, Certified General Real Property
                       Appraiser, #AP-20144872
                       State of New Mexico, General Certified Appraiser,
                       #001626-G
                       State of Utah, State Certified General Appraiser,
                       #CG00057001

PROFESSIONAL           American Society of Appraisers, Candidate
 AFFILIATIONS

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AMERICAN APPRAISAL ASSOCIATES, INC.
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
WILLOW PARK ON LAKE ADELAIDE, ALTAMONTE SPRINGS, FLORIDA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.